Exhibit 99.1

Burlington Stores, Inc. Reports First Quarter 2022 Earnings

All First Quarter 2022 comparisons are made versus the First Quarter 2021

o
On a GAAP basis, total sales decreased 12%, net income was $16 million, and diluted EPS was $0.24
o
Comparable store sales decreased 18%
o
On a non-GAAP basis, Adjusted EBIT was $59 million, a decrease of 780 basis points as a percentage of sales
o
On a non-GAAP basis, Adjusted EPS was $0.54

BURLINGTON, New Jersey; May 26, 2022 — Burlington Stores, Inc. (NYSE: BURL), a nationally recognized off-price retailer of high-quality, branded apparel, footwear, accessories, and merchandise for the home at everyday low prices, today announced its results for the first quarter ended April 30, 2022.

Michael O’Sullivan, CEO, stated, “We are disappointed with our first quarter results. We were up against 20% comp growth from 2021 so we had planned for a mid-teens comp decline, but we missed this plan. The biggest driver of this sales miss was that inventories were too low and unbalanced in February and March. We raised inventory levels during the quarter, in-line with last year, and this drove an improvement in our comp trend. Our three-year geometric comp stack* was -6% in February, -2% in March, and +5% in April.”

He continued, “Despite the monthly sequential improvement during Q1, our sales trend remains weak, with comp trends in May similar to April. We had anticipated that 2022 would be a difficult year in retail but the economic environment, especially the impact of inflation on lower income shoppers, is having a greater impact than we had expected. We have lowered our outlook for sales.”

He concluded, “Historically, economic slowdowns have strengthened off-price retail at the expense of other channels. We are already seeing a significantly increased supply of off-price merchandise, and we feel that our conservative sales plan and strong liquidity position us well to take advantage of this opportunity. We also believe that if inflation persists and this economic slowdown spreads, then it may cause shoppers to trade down to off-price, looking for value. Lastly, we think that we may see longer term strategic benefits if this situation accelerates the restructuring of bricks and mortar retail stores over the next few years.”

*Three year geometric stack is defined as a stacked comparable sales growth rate that accounts for the compounding of comparable store sales from the same period from Fiscal 2019 to Fiscal 2022. It is calculated for each Fiscal 2022 quarter and full year Fiscal 2022, respectively, as follows: (1 + QTD 2021 comparable store sales growth) * (1 + QTD 2022 comparable store sales growth) - 1, and (1 + YTD 2021 comparable store sales growth) * (1 + YTD 2022 comparable store sales growth) - 1. Comparisons for Fiscal 2021 periods are made versus the same periods in Fiscal 2019.

Fiscal 2022 First Quarter Operating Results (for the 13-week period ended April 30, 2022 compared with the 13-week period ended May 1, 2021)

•
Total sales decreased 12% compared to the first quarter of Fiscal 2021 to $1,926 million, while comparable store sales decreased 18% compared to the first quarter of Fiscal 2021.
•
Gross margin rate as a percentage of net sales was 41.0% vs. 43.3% for the first quarter of Fiscal 2021, a decrease of 230 basis points. Freight expense increased 150 basis points as a percentage of net sales and merchandise margins decreased 80 basis points.
•
Product sourcing costs, which are included in selling, general and administrative expenses (SG&A), were $157 million vs. $141 million in the first quarter of Fiscal 2021. Product sourcing costs include the costs of processing goods through our supply chain and buying costs.
•
SG&A was 35.3% as a percentage of net sales vs. 30.3% in the first quarter of Fiscal 2021. Adjusted SG&A, as defined below, was 26.7% as a percentage of net sales vs. 23.7% in the first quarter of Fiscal 2021, an increase of 300 basis points.
•
The effective tax rate was 8.7% vs. 19.2% in the first quarter of Fiscal 2021. The Adjusted Effective Tax Rate was 19.2% vs. 19.4% in the first quarter of Fiscal 2021.
•
Net income was $16 million, or $0.24 per share vs. $171 million, or $2.51 per share for the first quarter of Fiscal 2021. Adjusted Net Income was $36 million, or $0.54 per share vs. $176 million, or $2.59 per share for the first quarter of Fiscal 2021.
•
Diluted weighted average shares outstanding amounted to 66.6 million during the quarter compared with 68.0 million during the first quarter of Fiscal 2021.
•
Adjusted EBITDA was $125 million vs. $293 million in the first quarter of Fiscal 2021, a decrease of 690 basis points as a percentage of sales. Adjusted EBIT was $59 million, a decrease of 780 basis points as a percentage of sales.

Inventory

•
Merchandise inventories were $1,257 million vs. $768 million at the end of the first quarter of Fiscal 2021, a 64% increase, while comparable store inventories increased 2%. Reserve inventory was 50% of total inventory at the end of the first quarter of Fiscal 2022 compared to 35% at the end of the first quarter of Fiscal 2021.

Liquidity and Debt

•
The Company ended the first quarter of Fiscal 2022 with $1,225 million in liquidity, comprised of $627 million in unrestricted cash and $598 million in availability on its ABL facility. The Company ended the first quarter with $1,489 million in outstanding total debt, including $949 million on its Term Loan facility, $508 million in Convertible Notes, and no borrowings on the ABL facility.

Convertible Note and Common Stock Repurchases

•
During the first quarter of Fiscal 2022, the Company entered into privately negotiated transactions to repurchase approximately $65 million in principal value of the Company’s outstanding 2.25% Convertible Notes. The total transaction value of approximately $78 million was paid in cash. After the completion of these transactions, approximately $508 million of the Convertible Notes remained outstanding.
•
In addition, during the first quarter of Fiscal 2022 the Company repurchased 512,905 shares of its common stock under its share repurchase program for $99 million. As of the end of the first quarter of Fiscal 2022, the Company had $551 million remaining on its current share repurchase program authorizations.

Outlook

For the full Fiscal Year 2022 (the 52-weeks ending January 28, 2023), the Company now expects:

•
Comparable store sales to decrease in the range of -9% to -6% for Fiscal 2022, on top of the 15% increase during Fiscal 2021; this translates to a 3-year geometric comparable store sales stack of 5% to 8% versus Fiscal 2019.
•
Capital expenditures, net of landlord allowances, is expected to be approximately $730 million;
•
The Company still expects to open 120 new stores, while relocating or closing 30 stores, for a total of 90 net new stores in Fiscal 2022;
•
Depreciation and amortization, exclusive of favorable lease costs, to be approximately $285 million;
•
Adjusted EBIT margin to be down 200 to 130 basis points to last year;
•
Interest expense is expected to be approximately $65 million;
•
An effective tax rate of approximately 25% to 26%; and
•
Adjusted EPS to be in the range of $6.00 to $7.00, as compared to $6.00 on a GAAP basis and $8.41 on a non-GAAP basis last year.

For the second quarter of Fiscal 2022 (the 13 weeks ending July 30, 2022), the Company expects:

•
Comparable store sales to decrease -15% to -13%; this translates to a 3-year geometric comparable store sales stack of 1% to 3%;
•
Adjusted EBIT margin to be down 670 to 610 basis points to last year;
•
An effective tax rate of approximately 26% to 27%; and
•
Adjusted EPS in the range of $0.18 to $0.31, as compared to $1.50 on a GAAP basis and $1.94 on a non-GAAP basis last year.

Note Regarding Non-GAAP Financial Measures

The foregoing discussion of the Company’s operating results includes references to Adjusted SG&A, Adjusted EBITDA, Adjusted Net Income, Adjusted Earnings per Share (or Adjusted EPS), Adjusted EBIT (or Operating Margin), and Adjusted Effective Tax Rate. The Company believes these supplemental measures are useful in evaluating the performance of our business and provide greater transparency into our results of operations. In particular, we believe that excluding certain items that may vary substantially in frequency and magnitude from what we consider to be our core operating results are useful supplemental measures that assist in evaluating our ability to generate earnings and leverage sales, and to more readily compare core operating results between past and future periods. These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measures later in this document.

First Quarter 2022 Conference Call

A live webcast of the conference call will also be available on the investor relations page of the company's website at www.burlingtoninvestors.com.

For those unable to participate in the conference call, a replay will be available after the conclusion of the call on May 26, 2022 beginning at 11:30 a.m. ET through June 2, 2022 11:59 p.m. ET. The U.S. toll-free replay dial-in number is 1-855-859-2056 and the international replay dial-in number is 1-404-537-3406. The replay passcode is 4406526.

About Burlington Stores, Inc.

Burlington Stores, Inc., headquartered in New Jersey, is a nationally recognized off-price retailer with Fiscal 2021 net sales of $9.3 billion. The Company is a Fortune 500 company and its common stock is traded on the New York Stock Exchange under the ticker symbol “BURL.” The Company operated 866 stores as of the end of the first quarter of Fiscal 2022, in 46 states and Puerto Rico, principally under the name Burlington Stores. The Company’s stores offer an extensive selection of in-season, fashion-focused merchandise at up to 60% off other retailers' prices, including women’s ready-to-wear apparel, menswear, youth apparel, baby, beauty, footwear, accessories, home, toys, gifts and coats.

For more information about the Company, visit www.burlington.com.

Investor Relations Contacts:

David J. Glick

Daniel Delrosario

855-973-8445
Info@BurlingtonInvestors.com

Allison Malkin

ICR, Inc.

203-682-8225

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this release, including those about our expected sales trend, our liquidity position, inventory plans, and the economic environment, as well as statements describing our outlook for future periods, are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. We do not undertake to publicly update or revise our forward-looking statements, except as required by law, even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual events or results to differ materially from those we expected, including the impact of the COVID-19 pandemic and actions taken to slow its spread and the related impacts on economic activity, financial markets, labor markets and the global supply chain; general economic conditions, including inflation, and the related impact on consumer confidence and spending; competitive factors, including pricing and promotional activities of major competitors and an increase in competition within the markets in which we compete; weather patterns, including changes in year-over-year temperatures; the reduction in traffic to, or the closing of, the other destination retailers in the shopping areas where our stores are located; changing consumer preferences and demand; industry trends, including changes in buying, inventory and other business practices; natural and man-made disasters, including fire, snow and ice storms, flood, hail, hurricanes and earthquakes; our ability to successfully implement one or more of our strategic initiatives and growth plans; the availability, selection and purchasing of attractive merchandise on favorable terms; the availability of desirable store locations on suitable terms; industry trends, including changes in buying, inventory and other business practices; terrorist attacks, particularly attacks on or within markets in which we operate; our ability to attract, train and retain quality employees and temporary personnel in appropriate numbers; our ability to control costs and expenses; the solvency of parties with whom we do business and their willingness to perform their obligations to us; import risks, including tax and trade policies, tariffs and government regulations; our dependence on vendors for our merchandise; domestic and international events affecting the delivery of merchandise to our stores; unforeseen cyber-related problems or attacks; regulatory and tax changes; issues with merchandise safety and shrinkage; any unforeseen material loss or casualty or the existence of adverse litigation; the impact of current and future laws and the interpretation of such laws; our substantial level of indebtedness and related debt-service obligations; consequences of the failure to comply with covenants in our debt agreements; the availability of adequate financing; and each of the factors that may be described from time to time in our filings with the U.S. Securities and Exchange Commission. For each of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(All amounts in thousands, except per share data)

	Three Months Ended
	April 30,	May 1,
	2022	2021
REVENUES:
Net sales	$1,925,643	$2,190,667
Other revenue	4,049	2,629
Total revenue	1,929,692	2,193,296
COSTS AND EXPENSES:
Cost of sales	1,136,946	1,242,189
Selling, general and administrative expenses	680,327	664,828
Depreciation and amortization	66,304	55,610
Impairment charges - long-lived assets	2,543	777
Other income - net	(3,398)	(1,374)
Loss on extinguishment of debt	14,657	—
Interest expense	14,606	19,599
Total costs and expenses	1,911,985	1,981,629
Income before income tax expense	17,707	211,667
Income tax expense	1,533	40,637
Net income	$16,174	$171,030

Diluted net income per common share	$0.24	$2.51

Weighted average common shares - diluted	66,645	68,032

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(All amounts in thousands)

	April 30,	January 29,	May 1,
	2022	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$627,050	$1,091,091	$1,530,600
Restricted cash and cash equivalents	6,582	6,582	6,582
Accounts receivable—net	77,708	54,089	83,350
Merchandise inventories	1,257,104	1,021,009	767,575
Assets held for disposal	3,791	4,358	6,655
Prepaid and other current assets	209,007	370,515	343,336
Total current assets	2,181,242	2,547,644	2,738,098
Property and equipment—net	1,567,400	1,552,237	1,454,454
Operating lease assets	2,816,885	2,638,473	2,500,887
Goodwill and intangible assets—net	285,064	285,064	285,064
Deferred tax assets	3,824	3,959	4,332
Other assets	79,067	62,136	68,209
Total assets	$6,933,482	$7,089,513	$7,051,044

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$962,208	$1,080,802	$906,960
Current operating lease liabilities	374,740	358,793	312,934
Other current liabilities	378,075	493,695	504,520
Current maturities of long term debt	14,473	14,357	4,287
Total current liabilities	1,729,496	1,947,647	1,728,701
Long term debt	1,474,941	1,541,102	2,081,013
Long term operating lease liabilities	2,709,016	2,539,420	2,428,866
Other liabilities	71,010	80,904	100,953
Deferred tax liabilities	232,863	220,023	171,619
Stockholders' equity	716,156	760,417	539,892
Total liabilities and stockholders' equity	$6,933,482	$7,089,513	$7,051,044

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(All amounts in thousands)

	Three Months Ended
	April 30,	May 1,
	2022	2021
OPERATING ACTIVITIES
Net income	$16,174	$171,030
Adjustments to reconcile net income to net cash (used in) provided by operating activities
Depreciation and amortization	66,304	55,610
Deferred income taxes	4,496	9,010
Loss on extinguishment of debt	14,657	—
Non-cash stock compensation expense	16,705	12,879
Non-cash lease expense	(357)	(4,799)
Cash received from landlord allowances	7,199	9,690
Changes in assets and liabilities:
Accounts receivable	(23,710)	(20,175)
Merchandise inventories	(236,096)	(26,787)
Accounts payable	(119,282)	42,651
Other current assets and liabilities	72,629	(32,211)
Long term assets and liabilities	1,114	346
Other operating activities	7,868	6,165
Net cash (used in) provided by operating activities	(172,299)	223,409
INVESTING ACTIVITIES
Cash paid for property and equipment	(106,899)	(71,671)
Other investing activities	(75)	(149)
Net cash (used in) investing activities	(106,974)	(71,820)
FINANCING ACTIVITIES
Principal payment on long term debt—Convertible Notes	(78,187)	—
Purchase of treasury shares	(104,763)	(13,083)
Other financing activities	(1,818)	11,818
Net cash (used in) financing activities	(184,768)	(1,265)
(Decrease) increase in cash, cash equivalents, restricted cash and restricted cash equivalents	(464,041)	150,324
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	1,097,673	1,386,858
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$633,632	$1,537,182

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(Amounts in thousands, except per share data)

The following tables calculate the Company’s Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBIT, Adjusted SG&A and Adjusted Effective Tax Rate, all of which are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted Net Income is defined as net income, exclusive of the following items, if applicable: (i) net favorable lease costs; (ii) loss on extinguishment of debt; (iii) impairment charges; (iv) amounts related to certain litigation matters; and (v) other unusual, non-recurring or extraordinary expenses, losses, charges or gains, all of which are tax effected to arrive at Adjusted Net Income.

Adjusted EPS is defined as Adjusted Net Income divided by the diluted weighted average shares outstanding, as defined in the table below.

Adjusted EBITDA is defined as net income, exclusive of the following items, if applicable: (i) interest expense; (ii) interest income; (iii) loss on extinguishment of debt; (iv) income tax expense; (v) depreciation and amortization; (vi) impairment charges; (vii) amounts related to certain litigation matters; and (viii) other unusual, non-recurring or extraordinary expenses, losses, charges or gains.

Adjusted EBIT (or Adjusted Operating Margin) is defined as net income, exclusive of the following items, if applicable: (i) interest expense; (ii) interest income; (iii) loss on extinguishment of debt; (iv) income tax expense; (v) impairment charges; (vi) net favorable lease costs; (vii) amounts related to certain litigation matters; and (viii) other unusual, non-recurring or extraordinary expenses, losses, charges or gains.

Adjusted SG&A is defined as SG&A less product sourcing costs, favorable lease costs and amounts related to certain litigation matters.

Adjusted Effective Tax Rate is defined as the GAAP effective tax rate less the tax effect of the reconciling items to arrive at Adjusted Net Income (footnote (d) in the table below).

The Company presents Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBIT, Adjusted SG&A and Adjusted Effective Tax Rate, because it believes they are useful supplemental measures in evaluating the performance of the Company’s business and provide greater transparency into the results of operations. In particular, the Company believes that excluding certain items that may vary substantially in frequency and magnitude from what the Company considers to be its core operating results are useful supplemental measures that assist in evaluating the Company’s ability to generate earnings and leverage sales, and to more readily compare core operating results between past and future periods.

The Company believes that these non-GAAP measures provide investors helpful information with respect to the Company’s operations and financial condition. Other companies in the retail industry may calculate these non-GAAP measures differently such that the Company’s calculation may not be directly comparable.

The following table shows the Company’s reconciliation of net income to Adjusted Net Income and Adjusted EPS for the periods indicated:

	(unaudited)
	(in thousands, except per share data)
	Three Months Ended
	April 30,	May 1,
	2022	2021
Reconciliation of net income to Adjusted Net Income:
Net income	$16,174	$171,030
Net favorable lease costs (a)	4,702	5,911
Loss on extinguishment of debt (b)	14,657	—
Impairment charges	2,543	777
Litigation matters (c)	5,000	—
Tax effect (d)	(7,017)	(1,771)
Adjusted Net Income	$36,059	$175,947
Diluted weighted average shares outstanding (e)	66,645	68,032
Adjusted Earnings per Share	$0.54	$2.59

The following table shows the Company’s reconciliation of net income to Adjusted EBITDA for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended
	April 30,	May 1,
	2022	2021
Reconciliation of net income to Adjusted EBITDA:
Net income	$16,174	$171,030
Interest expense	14,606	19,599
Interest income	(119)	(74)
Loss on extinguishment of debt (b)	14,657	—
Litigation matters (c)	5,000	—
Depreciation and amortization (f)	71,006	61,521
Impairment charges	2,543	777
Income tax expense	1,533	40,637
Adjusted EBITDA	$125,400	$293,490

The following table shows the Company’s reconciliation of net income to Adjusted EBIT for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended
	April 30,	May 1,
	2022	2021
Reconciliation of net income to Adjusted EBIT:
Net income	$16,174	$171,030
Interest expense	14,606	19,599
Interest income	(119)	(74)
Loss on extinguishment of debt (b)	14,657	—
Net favorable lease costs (a)	4,702	5,911
Impairment charges	2,543	777
Litigation matters (c)	5,000	—
Income tax expense	1,533	40,637
Adjusted EBIT	$59,096	$237,880

The following table shows the Company’s reconciliation of SG&A to Adjusted SG&A for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended
	April 30,	May 1,
Reconciliation of SG&A to Adjusted SG&A:	2022	2021
SG&A	$680,327	664,828
Net favorable lease costs (a)	(4,702)	(5,911)
Product sourcing costs	(157,275)	(140,497)
Litigation matters (c)	(5,000)	—
Adjusted SG&A	$513,350	$518,420

The following table shows the reconciliation of the Company’s effective tax rates on a GAAP basis to the Adjusted Effective Tax Rates for the periods indicated:

	(unaudited)
	Three Months Ended
	April 30,	May 1,
	2022	2021
Effective tax rate on a GAAP basis	8.7%	19.2%
Adjustments to arrive at Adjusted Effective Tax Rate	10.5	0.2
Adjusted Effective Tax Rate	19.2%	19.4%

(a) Net favorable lease costs represents the non-cash expense associated with favorable and unfavorable leases that were recorded as a result of purchase accounting related to the April 13, 2006 Bain Capital acquisition of Burlington Coat Factory Warehouse Corporation. These expenses are recorded in the line item “Selling, general and administrative expenses” in our Condensed Consolidated Statements of Income.

(b) Amounts relate to the partial repurchases of the Convertible Notes.

(c) Represents amounts charged for certain litigation matters.

(d) Tax effect is calculated based on the effective tax rates (before discrete items) for the respective periods, adjusted for the tax effect for the impact of items (a) through (c).

(e) Diluted weighted average shares outstanding starts with basic shares outstanding and adds back any potentially dilutive securities outstanding during the period.

(f) Includes favorable lease costs included in the line item “Selling, general and administrative expenses” in our Condensed Consolidated Statements of Income. During the three months ended April 30, 2022 and May 1, 2021, favorable lease costs were $4.7 million and $5.9 million, respectively.